SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM N-8A

                 NOTIFICATION OF REGISTRATION FILED PURSUANT TO
               SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940


     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:    Small Company Growth Portfolio

Address of Principal Business Office:
         The Eaton Vance Building
         255 State Street
         Boston, MA  02109

Telephone Number:    (617) 482-8260

Name and address of agent for service of process:
         Alan R. Dynner
         The Eaton Vance Building
         255 State Street
         Boston, MA  02109


Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: YES [ X ] NO [ ]

                                    SIGNATURE
                                    ---------

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston and Commonwealth of Massachusetts on the 26th day of April, 2000.

                                            SMALL COMPANY GROWTH PORTFOLIO


                                            By: /s/ James B. Hawkes
                                            -----------------------
                                                    James B. Hawkes
                                                    President

Attest: /s/ Alan R. Dynner
      --------------------
         Alan R. Dynner
         Secretary